Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, April 27, 2017	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS

RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2017

Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE) today reported results for the three months ended March 31, 2017.

The Company’s revenues for the first quarter of 2017 were $44,148,000 compared with $44,717,000 for the first quarter of 2016.

Gaming revenues of $38,647,000 were down 1.8% compared to the first quarter of last year, primarily from lower horse racing revenue and a lower table game hold percentage.

Other operating revenues were $5,501,000 compared to $5,359,000 last year.  Occupancy levels in the Dover Downs Hotel were approximately 74% for the first quarter of 2017 and 2016.

General and administrative expenses of $1,331,000 were consistent with last year.

Depreciation expense increased to $1,946,000 from $1,887,000 last year.

Interest expense decreased to $209,000 during the quarter as a result of lower outstanding borrowings partially offset by slightly higher rates.

Net loss was ($184,000), or ($.01) per diluted share, compared with net loss of ($239,000), or ($.01) per diluted share for the first quarter of 2016.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Owned by Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE), Dover Downs Hotel & Casino® is a premier gaming and entertainment resort destination in the Mid-Atlantic region. Gaming operations consist of approximately 2,300 slots and a full complement of table games including poker.  The AAA-rated Four Diamond hotel is Delaware’s largest with 500 luxurious rooms/suites and amenities including a full-service spa/salon, concert hall and 41,500 sq. ft. of multi-use event space.  Live, world-class harness racing is featured November through April, and horse racing is simulcast year-round.  Professional football parlay betting is accepted during the season.  Additional property amenities include multiple restaurants from fine dining to casual fare, bars/lounges and retail shops.  For more information, please visit www.doverdowns.com.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Revenues:
Gaming (1)	$38,647	$39,358
Other operating (2)	5,501	5,359
	44,148	44,717
Expenses:
Gaming	36,869	37,495
Other operating	3,950	3,973
General and administrative	1,331	1,328
Depreciation	1,946	1,887
	44,096	44,683

Operating earnings	52	34

Interest expense	(209)	(229)

Loss before income taxes	(157)	(195)

Income tax expense	(27)	(44)

Net loss	$(184)	$(239)

Net loss per common share:
- Basic	$(0.01)	$(0.01)
- Diluted	$(0.01)	$(0.01)

Weighted average shares outstanding:
- Basic	32,319	32,199
- Diluted	32,319	32,199

(1)   Gaming revenues from the Company’s slot machine and table game operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent.  The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)   Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	March 31,	December 31,
	2017	2016
ASSETS

Current assets:
Cash	$10,802	$11,677
Accounts receivable	2,815	3,507
Due from State of Delaware	1,889	7,285
Inventories	2,107	1,910
Prepaid expenses and other	2,134	2,365
Receivable from Dover Motorsports, Inc.	8	7
Income taxes receivable	242	221
Total current assets	19,997	26,972

Property and equipment, net	139,155	140,714
Other assets	584	594
Deferred income taxes	2,004	2,020
Total assets	$161,740	$170,300

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,932	$3,749
Purses due horsemen	2,084	7,649
Accrued liabilities	8,018	9,732
Deferred revenue	485	361
Revolving line of credit	24,000	25,250
Total current liabilities	38,519	46,741

Liability for pension benefits	7,660	7,897
Total liabilities	46,179	54,638

Stockholders’ equity:
Common stock	1,828	1,814
Class A common stock	1,487	1,487
Additional paid-in capital	5,709	5,669
Retained earnings	111,104	111,288
Accumulated other comprehensive loss	(4,567)	(4,596)
Total stockholders’ equity	115,561	115,662
Total liabilities and stockholders’ equity	$161,740	$170,300

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Three Months Ended
	March 31,
	2017	2016

Operating activities:
Net loss	$(184)	$(239)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	1,946	1,887
Amortization of credit facility origination fees	13	26
Stock-based compensation	128	103
Deferred income taxes	(3)	46
Changes in assets and liabilities:
Accounts receivable	692	(129)
Due from State of Delaware	5,396	5,289
Inventories	(197)	(26)
Prepaid expenses and other	226	559
Receivable from/payable to Dover Motorsports, Inc.	(1)	(54)
Income taxes receivable	(21)	28
Accounts payable	370	562
Purses due horsemen	(5,565)	(4,723)
Accrued liabilities	(1,714)	(848)
Deferred revenue	124	95
Liability for pension benefits	(186)	(149)
Net cash provided by operating activities	1,024	2,427

Investing activities:
Capital expenditures	(574)	(1,279)
Purchase of available-for-sale securities	(31)	(1)
Proceeds from sale of available-for-sale securities	30	—
Net cash used in investing activities	(575)	(1,280)

Financing activities:
Borrowings from revolving line of credit	29,730	15,450
Repayments of revolving line of credit	(30,980)	(15,950)
Repurchase of common stock	(74)	(66)
Net cash used in financing activities	(1,324)	(566)

Net (decrease) increase in cash	(875)	581
Cash, beginning of period	11,677	10,496
Cash, end of period	$10,802	$11,077